Exhibit 10.4.10

Execution Version

PORTLAND NATURAL GAS TRANSMISSION SYSTEM

TENTH AMENDMENT TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT

THIS TENTH AMENDMENT TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this “Tenth Amendment”) is entered into as of the 11th day of February, 2005 by and among TCPL Portland Inc., a Delaware corporation, (“TCPL Portland”) and Northern New England Investment Company, Inc., a Vermont corporation, (“NNEIC”).

WHEREAS, TCPL Portland and NNEIC currently constitute all of the partners (the “Current Partners”) in Portland Natural Gas Transmission System, a Maine general partnership, (the “Partnership”) and are the remaining parties to the Portland Natural Gas Transmission System Amended and Restated Partnership Agreement dated as of March 1, 1996, as amended by the First Amendment thereto, dated as of May 23, 1996, the Second Amendment thereto, dated as of October 23, 1996, the Third Amendment thereto, dated as of March 17, 1998, the Fourth Amendment thereto, dated as of March 31, 1998, the Fifth Amendment thereto, dated as of September 30, 1998, the Sixth Amendment thereto, dated as of June 4, 1999, the Seventh Amendment thereto, dated as of June 28, 2001, the Eighth Amendment thereto, dated as of September 29, 2003 and the Ninth Amendment thereto, dated as of December 3, 2003 (as amended, the “Partnership Agreement”); and

WHEREAS, the Current Partners wish to amend the Partnership Agreement in respect of certain obligations of the Partners to make Capital Contributions to fund certain Incremental Expansions and in respect of the timing of Management Committee meetings.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, it is agreed as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Tenth Amendment (including in the recitals above) shall have the meanings assigned to such terms in the Partnership Agreement

2.                                      Capital Contribution for Incremental Expansion. Article 3 of the Partnership Agreement is amended as follows:

(a)                                 § 3.2.2 is amended by adding the following words to the beginning of the second sentence thereof, “Subject to the terms of § 3.6,”.

(b)                                 § 3.2.3 is amended by adding the following words at the beginning thereof, “Subject to the terms of § 3.6,”

(c)                                  The following § 3.6 is hereby added:

“3.6           Right to Decline to Make Certain Capital Contributions.

3.6.1.                  Declining Partner; Qualifying Incremental Expansions. Notwithstanding any other provision in this Article 3 to the contrary, in the event that the Management Committee requires a Capital Contribution from any Partner pursuant to §§ 3.2.2, 3.2.3 or 3.3.1 which is related to an Incremental Expansion where the estimated cost of such Incremental Expansion, as established by the Operator in accordance with § 2.11.2, exceeds Twenty-Five Million Dollars U.S. ($25,000,000 U.S.) (a “Qualifying Incremental Expansion”), any Partner whose representative on the Management Committee has not voted in favour of the development or the construction of the proposed Qualifying Incremental Expansion pursuant to the terms of §§ 2.11.3 or 2.12.2, as the case may be, shall be entitled to decline making any Capital Contribution related to the Qualifying Incremental Expansion and such election shall be binding on the Partners and the Partnership. Any such Partner exercising its right to decline to make such Capital Contribution for a Qualifying Incremental Expansion shall be referred to herein as a “Declining Partner” A Partner shall give written notice (a “Decline Notice”) of its intent to be a Declining Partner to the Partnership and the other Partner(s) within thirty (30) days following the date of any decision of the Management Committee, if a Representative (or Alternate Representative) of the Declining Partner attended the Management Committee meeting, or thirty (30) days from receipt of a copy of the minutes at such meeting, if no Representative (or Alternate Representative) of the Declining Partner attended such meeting, to proceed with the development or the construction, as the case may be, of a Qualifying Incremental Expansion. A Partner that fails to deliver a Decline Notice as stipulated herein shall be deemed to have waived its rights to be a Declining Partner in respect of such Qualifying Incremental Expansion.

3.6.2                     Rights and Obligations of Declining Partner. Notwithstanding any provisions in this Agreement to the contrary, a Declining Partner shall have no obligation to become an obligor, surety or guarantor of or with respect to any financing arranged by the Partnership in connection with such Qualifying Incremental Expansion, nor shall it be required to provide any collateral or security in connection with any such obligation, surety or guarantee. For the avoidance of doubt, to the extent that the Partnership or’ the participating Partner(s) incur any costs, obligations or liabilities related to a Qualifying Incremental Expansion, the Partner(s) agree that the participating Partner(s) and the Partnership shall have no recourse against the Declining Partner to require a Capital Contribution from the Declining Partner. A Declining Partner shall not, as a result of its decision to decline to make a Capital Contribution as permitted in this § 3.6, be deemed a Defaulting Partner or a Withdrawn Partner, as defined in this Agreement, nor shall the Partner’s election to become a Declining Partner in any way be construed as a breach of this Agreement, nor deprive any Partner of any right hereunder, except as specifically set forth in this Agreement.

3.6.3                     Dilution of Declining Partner. If the participating Partner(s) provides the Capital Contribution for a Qualifying Incremental Expansion which the Declining Partner has elected not to provide, then the Percentage Interest of the Declining Partner shall be diluted as provided hereunder upon receipt by the Partnership of each Capital Contribution made in accordance with §§ 3.2.2, 3.2.3 or 3.3.1 from the participating Partner(s). The Percentage Interest of the Declining Partner shall be reduced and the Percentage Interest of the participating Partner(s) increased, each on a dollar-for-dollar basis, based on the Capital Accounts of each Partner after giving effect to each Capital Contribution by the participating Partner(s) in connection with the Qualifying Incremental Expansion. For greater certainty, the adjusted Percentage Interest of the participating Partner(s) shall be that percentage derived from a fraction, the numerator of which shall be the Capital Account of the participating Partner(s) and the denominator of which shall be the aggregate of the Capital Accounts of all Partner(s), where each of the numerator and denominator shall include the contribution(s) made by the participating Partner(s) to fund the Capital Contribution which was declined by the Declining Partner The adjusted Percentage Interest of the Declining Partner shall be that percentage derived from a fraction, the numerator of which shall be the Capital Account of the Declining Partner and the denominator of which shall be the aggregate of the Capital Accounts of all Partners, where the denominator shall include the contribution(s) made by the participating Partner(s) to fund the Capital Contribution which was declined by the Declining Partner. The total of the Percentage Interests will equal 100%. For illustrative purposes only, if Partner A’s Capital Account sits at $300 and Partner’s B’s Capital Account sits at $200, the respective Percentage Interests would be 300/500 = 60% for Partner A and 200/500 = 40% for Partner B. If Partner B elects not to participate in an Incremental Expansion that costs $100 and Partner A elects to contribute Partner B’s share, the resulting adjusted Percentage Interests will be as follows; Partner A — 400/600 = 66 2/3%, and Partner B — 200/600 = 33 1/3%.

3.                                      Management Committee Meetings. The first sentence of § 7.2.3 is amended to read as follows:

“The Chairman shall preside at all meetings of the Management Committee, which shall meet at least quarterly unless the Management Committee, by unanimous consent, determines otherwise in writing.”

4.                                      Effect on Partnership Agreement. Except as expressly set forth herein, the Partnership Agreement and all of the representations, warranties, covenants and agreements contained therein remain in full force and effect for the benefit of the parties thereto and hereto, and their permitted successors and assigns.

5.                                      Counterparts. This Tenth Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to be executed and attested by their’ duly authorized representatives effective as of the date first set forth above.

TCPL PORTLAND INC.

By:	/s/ Craig R. Frew

Title:	Craig R. Frew, President	LEGAL	/s/ [ILLEGIBLE]

CONTENT
By:	/s/ Ron Cook
RON COOK

Title:	VICE PRESIDENT - TAXATION

NORTHERN NEW ENGLAND INVESTMENT COMPANY, INC.

By:	/s/ [ILLEGIBLE]

Title:	President